Exhibit 99.2

Oceaneering Declares Increased Quarterly Dividend

April 23, 2013 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) announced today that its Board of Directors declared a regular quarterly dividend of $0.22 per common share, an increase from its prior quarterly dividend of $0.18 per share. The dividend is payable June 20, 2013 to shareholders of record at the close of business on May 31, 2013.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670;
E-Mail investorrelations@oceaneering.com.